Investor Relations: Marty Tullio, Managing Partner McCloud Communications, LLC 949.553.9748 marty@mccloudcommunications.com

Delaware Supreme Court Affirms Chancery Court’s  Judgment in Favor of CNS Response

Costa Mesa, CA – April 21, 2010 – CNS Response, Inc. (OTCBB: CNSO) today announced that the Delaware Supreme Court has responded to the January 4, 2010 filing by the Company’s former CEO, Leonard J. Brandt,  appealing the judgment of the Court of Chancery dated December 2, 2009.  The Delaware Supreme Court affirmed the Chancery Court’s decision to dismiss with prejudice the complaints brought against the company by Brandt.

On December 9, 2009, the Delaware Chancery Court entered judgment for CNS Response and dismissed with prejudice Brandt’s action brought pursuant to 8 Del. Code Section 225 finding that a purported special meeting of stockholders convened by Brandt on September 4, 2009 was not valid and that the directors purportedly elected at that meeting would not be seated.

The Chancery Court also denied injunctive relief sought by Brandt to prevent the voting of shares issued by CNS Response in connection with the Company’s bridge financing in June and securities offered in August, and dismissed Brandt’s claims regarding those financings and stock issuances.  The Chancery Court also dismissed with prejudice another action brought by Brandt, in which he claimed he had not been provided with information owed to him.

About CNS Response

Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc. Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

CNS Response has developed a patented data-analysis capability that, with the help of a simple, non-invasive EEG, will analyze a patient’s brain waves and compare the results to an extensive patient outcomes database. The process produces a rEEG® report providing a psychiatrist with guidance to personalize medication regimens for a patient, based on the patient's own brain physiology. To read more about the benefits this patented technology provides physicians, patients and insurers, please visit the CNS Response website, www.cnsresponse.com.

# # #